Specimen Subscription Agreement


SUBSCRIPTION AGREEMENT

CORTEX SYSTEMS INC.
(A Nevada Corporation)
777 Royal Oak Drive, Suite 310
Victoria, British Columbia
V8X 5K2   Canada


	The prospective purchaser who is signing below hereby tenders this Purchase Offer and applies for the purchase of the number of shares of common stock, $.0001 par value, set forth below, in Cortex Systems Inc., (hereafter "Corporation") at a price of $0.10 per share and encloses a check, bank draft, or money order, payable to "Cortex Systems Inc." in the amount set forth below for the stated number of shares. The prospective purchaser understands that these funds will be held by Cortex Systems Inc. for a period of up to 90 days (or an additional 90 days if so extended by the Corporation, for a total of 180 days), from the date of the Prospectus. The prospective purchaser further understands that these funds may not be returned to the prospective purchaser. The prospective purchaser hereby acknowledges receipt of a copy of the Prospectus.

	The prospective purchaser further hereby represents and warrants as follows:

1. 	He/she has carefully read the Prospectus and has relied solely upon the Prospectus and investigations made by him/her or by his/her purchaser representative in making the decision to purchase the shares.

2. 	The prospective purchaser is aware that the shares represent a high risk of speculation and has carefully read and considered the material set forth and particularly the materials in the "Risk Factors" of the Prospectus.

3. 	He/she, if a person, is at least 21 years of age and, whether or not a person, has adequate means of providing for his current needs and personal or other contingencies and has no need for liquidity in his investments.

4. 	He/she understands that this purchase offer does not become
a purchase agreement unless payment submitted with the purchase offer is promptly paid by the bank upon which it is drawn and until the offer is accepted by a duly authorized officer or agent of the Company. The Company may accept or reject any or all of the offer.

5.  	He/she hereby acknowledges and agrees that he/she is not
entitled to cancel, terminate or revoke this purchase offer or any agreements of the prospective purchaser hereunder and that the purchase agreements shall survive death, disability or transfer of control of the prospective purchaser.


	MAKE CHECK PAYABLE TO:	CORTEX SYSTEMS INC.

	Executed this           day of
                            , 200      at

	Dollar Amount of Purchase Offer: $

	Number of Shares of Purchase Offer:



Address							Signature of Purchaser



Address							Printed SURNAME of Purchaser


City / State						Printed FIRST name (and initials) of Purchaser

Country / Zip Code


Taxpayer Identification or
 Social Security Number








								Accepted By CORTEX SYSTEMS INC.


								By:

								Title:
								Date: